Exhibit 10.1

INNOVATIVE FOOD HOLDINGS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

Innovative Food Holdings, Inc., a Florida corporation (the “Company”), and Brady Smallwood (the “Executive”) (the Company and the Executive each a “Party” and, collectively, the “Parties”) enter into this EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) dated as of April 14th, 2023.

W I T N E S S E T H

WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to be employed by the Company, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.    POSITION AND DUTIES.

(a)    During the “Employment Term” (as defined below), the Executive will serve as the Chief Operating Officer (“COO”) of the Company. In this capacity, the Executive will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized public companies, and such other duties, authorities and responsibilities not inconsistent with the Executive’s position as may be assigned to the Executive by the Company’s Chief Executive Officer (“CEO”) from time to time. The Executive will report directly to the CEO.

(b)    The Executive will be permitted to work primarily from the Executive’s home office in a state of the Executive’s choice, so long as the Executive’s primary residence remains in the 48 contiguous United States. The Executive will be expected from time to time to travel to and work at one of the Company’s corporate locations, or for other business purposes, as deemed necessary or appropriate by the Executive or the CEO. The Executive agrees not to relocate outside of the 48 contiguous United States without prior written approval of the CEO.

(c)    During the Employment Term, the Executive will faithfully serve the Company and devote substantially all of the Executive’s business time, energy, business judgment, knowledge and skill, and the Executive’s best efforts, to the performance of the Executive’s duties with the Company. At the Executive’s discretion, he may also devote a small minority of his time to sitting on other company boards, speaking at industry conferences or events, and speaking or teaching at educational institutions, so long as any such activities are first disclosed to and approved by the Company’s Board of Directors (the “Board”) in writing and do not, individually or in the aggregate, interfere or conflict with the Executive’s duties, obligations and restrictions hereunder or create a potential business or fiduciary conflict.

2.    EMPLOYMENT TERM. The Executive’s employment under this Agreement will commence on or about [May 15, 2023] (such actual commencement date, the “Effective Date”) and will automatically terminate, and the Executive’s employment with the Company will end, on December 31, 2025 (the “Expiration Date”), unless extended by mutual written agreement of the Parties prior to the Expiration Date. Notwithstanding the foregoing or anything else herein to the contrary, the Executive’s employment is at-will, and either the Executive or the Company may terminate the Executive’s employment and the “Employment Term” (as defined below) at any time (including prior to the Expiration Date), for any or no reason. The effective date of any termination of the Executive’s employment hereunder is hereinafter referred to as the “Termination Date”, and the period of time between the Effective Date and the Termination Date is hereinafter referred to as the “Employment Term”. Effective upon any Termination Date, this Agreement will automatically terminate and will be of no further force or effect, except as otherwise provided in Section 13(a) hereof, the Executive shall immediately be automatically removed (or, if requested by the Board, shall resign, in writing) from all positions then held by the Executive with the Company and its affiliates unless otherwise agreed to by the Company.

3.    COMPENSATION AND BENEFITS.

(a)    BASE SALARY. During the Employment Term, the Company will pay to the Executive a base salary at an annualized rate of three hundred thousand dollars ($300,000), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s Base Salary will be subject to periodic review, at least annually, by the Board or its compensation committee (the “Committee”), and will be increased by the Board or the Committee effective each January 1 by at least three percent (3%) of the base salary rate in effect as of the immediately preceding December 31. The base salary, as determined herein and increased from time to time, will constitute “Base Salary” for purposes of this Agreement.

(b)    SIGN‐ING BONUS. The Executive shall be eligible to earn and receive a one-time cash signing bonus in the total amount equal to (x) $80,000 multiplied by (y) a fraction, the numerator of which is the number of whole calendar days prior to the Effective Date in calendar year 2023 and the denominator of which is 365) (the “Signing Bonus”), which will be earned by and paid to the Executive within 30 days of the Effective Date, contingent on the Executive’s continued employment with the Company and compliance with this Agreement and the “Restrictive Covenants Agreement” (as defined below) through the payment date.

(c)    ANNUAL INCENTIVE PLAN. Beginning in calendar year 2023, for each calendar year during the Employment Term, the Executive shall be eligible to earn an annual cash incentive bonus with a target (attainable upon achievement of the applicable performance goals at the target level) of not less than eighty thousand dollars ($80,000) (prorated for any partial years based on the number of whole calendar days served in such partial years) (the “Target Bonus”) payable no later than January 31 of the year following the year to which the bonus relates, subject to the Executive’s continued employment with the Company and compliance with this Agreement and the Company’s annual incentive plan (“AIP”) through end of the calendar year to which the bonus relates. Such bonuses will be based on attainment of one or more individual or business performance goals to be established annually by the Company and all of the other terms and conditions (including as to earning and forfeiture) of the AIP.

(d)    VALUE ACHIEVEMENT AWARDS.

(i)    To further incentivize the Executive to achieve and exceed the Company’s long-term business objectives, within seven (7) business days after the Board determines, in its sole and absolute discretion, that the “Average Closing Share Price” (as defined below) has achieved any “Stock Threshold Target” set forth in the following table, contingent on the Executive (A) remaining employed by the Company through the applicable “Grant Date” (as defined below), (B) continuing to comply with all of the terms and conditions of this Agreement and the Restrictive Covenants Agreement through the applicable Grant Date, and (C) making or entering into arrangements satisfactory to the Company, prior to each applicable Grant Date, to comply with all applicable tax withholding obligations (which the Company agrees shall include a share withholding or sell-to-cover arrangement with the Company, based on maximum applicable statutory tax rates, at the discretion of the Executive), the Company will grant to the Executive the number of fully vested shares of the Company’s common stock (the “Shares”) associated with such Stock Threshold Target in the following table (or, in the Company’s sole discretion, in lieu of any such grant, pay to the Executive a lump sum cash payment equal to the Grant Date fair value of such Shares) (each such grant or payment, a “Value Achievement Award”, and the grant or payment date of each such Value Achievement Award, the “Grant Date”):

Stock Threshold Target	Number of Shares Granted
$0.87

The lower of (x) the number of Shares (rounded down to the nearest whole Share) representing 0.40% of the total number of issued and outstanding Shares on the Grant Date of this Value Achievement Award or (y) 196,627

$1.16

The lower of (x) the number of Shares (rounded down to the nearest whole Share) representing 0.30% of the total number of issued and outstanding Shares on the Grant Date of this Value Achievement Award or (y) 147,470

$1.45

The lower of (x) the number of Shares (rounded down to the nearest whole Share) representing 0.20% of the total number of issued and outstanding Shares on the Grant Date of this Value Achievement Award or (y) 98,313

$1.74

The lower of (x) the number of Shares (rounded down to the nearest whole Share) representing 0.15% of the total number of issued and outstanding Shares on the Grant Date of this Value Achievement Award or (y) 73,735

$2.03

The lower of (x) the number of Shares (rounded down to the nearest whole Share) representing 0.15% of the total number of issued and outstanding Shares on the Grant Date of this Value Achievement Award or (y) 73,735

$2.32

The lower of (x) the number of Shares (rounded down to the nearest whole Share) representing 0.10% of the total number of issued and outstanding Shares on the Grant Date of this Value Achievement Award or (y) 49,157

$2.61

The lower of (x) the number of Shares (rounded down to the nearest whole Share) representing 0.10% of the total number of issued and outstanding Shares on the Grant Date of this Value Achievement Award or (y) 49,157

$2.90

The lower of (x) the number of Shares (rounded down to the nearest whole Share) representing 0.10% of the total number of issued and outstanding Shares on the Grant Date of this Value Achievement Award or (y) 49,157

(ii)    For purposes of this Agreement, “Average Closing Share Price” means the 60-day per-Share VWAP.

(iii)    For the avoidance of doubt, the achievement of any Stock Threshold Target in the above table will result in only one (1) Value Achievement Award, such that the maximum possible number of Value Achievement Awards under this Agreement, in the event all of the Stock Threshold Targets in the above table are achieved, is eight (8).

(iv)    Each Value Achievement Award will be subject to the terms and conditions of the Company’s certificate of incorporation, bylaws, and any other ancillary agreements governing the Shares (collectively, the “Equity Documents”).

(v)    In the event of the consummation of a “Change of Control” (as defined below) during the Employment Term, the per Share acquisition price achieved in such Change of Control, as determined by the Board in its sole and absolute discretion, shall be deemed to be the “Average Closing Share Price” achieved on the Change of Control date for purposes of this Section 3(e), and no further Value Achievement Awards will be achieved or granted thereafter under this Section 3(e) except for the Value Achievement Award(s), if any, that may be achieved and granted as a result of this sentence. For purposes of this paragraph only, “Change of Control” means the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity interests in the Company constituting more than fifty percent (50%) of either the total fair market value or the total voting power of the then-outstanding equity interests in the Company; provided, however, that the following acquisitions shall not constitute a Change of Control: (w) any acquisition by any individual, entity or group that holds an equity interest in the Company as of the date of this Agreement through any open market purchases or any private investment in public equity (“PIPE”) or similar transactions, (x) any acquisition directly from the Company, (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

(e)    SIGN-ON OPTION GRANT. Subject to the Executive’s continued employment with the Company and compliance with all of the terms and conditions of this Agreement and the Restrictive Covenants Agreement through the grant date of the award contemplated by this paragraph, within 60 days of the Effective Date, the Company will grant the Executive a one-time award of fully-vested options, expiring on December 31, 2026, to acquire up to 1,500,000 Shares, at per-Share exercise prices equal to $2.00 (with respect to 750,000 Shares) and $1.50 (with respect to the remaining 750,000 Shares) (or, if greater, the grant date fair market value of one Share) (the “Sign-On Option Grant”), subject to all of the terms and conditions of any applicable equity incentive plan, an individual award agreement to be entered into by the Executive and the Company, and any other ancillary agreements that Executive may be required to enter into as a condition of the grant (collectively, the “Sign-On Option Documents”). In the event of any conflict between any terms of this Agreement and any terms of the Sign-On Option Documents, the terms of the Sign-On Option Documents will prevail.

(f)    EMPLOYEE BENEFITS. During the Employment Term, the Executive will be eligible to participate in any employee benefit plan maintained by the Company for the benefit of its employees generally, subject to all of the terms and conditions (including eligibility requirements) of such plan. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, in its sole and absolute discretion.

(g)    PAID TIME OFF. During the Employment Term, the Executive will be entitled to paid vacation and other paid time off in accordance with the Company’s paid time off policy as in effect from time to time, with a minimum of twenty (20) vacation days, and eight (8) personal/sick days, plus all federal and state of residence holidays. Vacation may be taken at such times and intervals as the Executive determines, subject to the business needs of the Company.

(h)    BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive will be reimbursed in accordance with the Company’s expense reimbursement policy as in effect from time to time for all eligible out-of-pocket business expenses (including for business travel) incurred and paid by the Executive during the Employment Term.

(i)    ATTORNEY FEES. Contingent on the Executive entering into this Agreement and the Restrictive Covenants Agreement, and commencing employment with the Company on the Effective Date, the Company will pay or reimburse the Executive, upon receipt of appropriate supporting documentation (and in all events on or before December 31, 2023), for the attorneys’ fees actually incurred by the Executive in connection with negotiating and executing this Agreement and the Restrictive Covenants Agreement, up to a maximum of five thousand dollars ($5,000).

4.    TERMINATION. The Executive’s employment and the Employment Term will terminate on the first of the following to occur:

(a)    EXPIRATION. Automatically and immediately on the Expiration Date.

(b)    DEATH. Automatically and immediately upon the date of death of the Executive.

(c)    TERMINATION DUE TO DISABILITY. Upon not less than thirty (30) calendar days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” means (i) if the Company then maintains a long-term disability policy covering the Executive, the Executive becoming entitled to long-term disability benefits under such policy, as determined by the administrator of such policy; or (ii) if the Company does not then maintain a long-term disability policy covering the Executive, the determination by the Board in its good faith discretion that the Executive has experienced a physical or mental injury, infirmity or incapacity which is expected to render the Executive unable, with or without reasonable accommodation, to perform the Executive’s material duties hereunder for at least one hundred eighty (180) calendar days in any three hundred sixty five (365) calendar day period (and the Executive will cooperate in all respects with the Board if a question arises as to whether the Executive has become Disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Board and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Board)).

(d)    TERMINATION FOR CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. For purposes of this Agreement, “Cause” means any of the following:

(i)    The Executive’s theft, dishonesty, fraud, embezzlement, willful misconduct, breach of fiduciary duty or material falsification of any documents or records of the Company, its subsidiaries or other affiliates (each, a “Group Company”);

(ii)    The Executive’s material failure to abide by a Group Company’s code of conduct or other policies (including policies relating to confidentiality and workplace conduct) made available to the Executive;

(iii)    The Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Group Company (including the Executive’s improper use or disclosure of a Group Company’s confidential or proprietary information);

(iv)    any misconduct, moral turpitude, gross negligence or malfeasance of the Executive that has or, in the good faith judgment of the Board, could be expected to have, a material detrimental effect on a Group Company’s reputation or business;

(v)    The Executive’s willful failure to perform the Executive’s duties hereunder after written notice from the Board of such failure;

(vi)    The Executive’s conviction of (including any plea of guilty or nolo contendere to), or indictment for, any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or that materially and permanently impairs the Executive’s ability to perform the Executive’s duties with a Group Company;

(vii)    The Executive’s willful failure to cooperate with the Company and its legal counsel in connection with any investigation or other legal or similar proceeding involving any Group Company; or

(viii)    any material breach or misrepresentation by the Executive of or in this Agreement, or any breach by the Executive of the Restrictive Covenants Agreement.

Notwithstanding the foregoing, no event described in clauses (ii), (iii), (iv) or (viii) of this Section 4(d) that is determined by the Board in good faith to be curable will constitute Cause unless the Board has given the Executive notice of its intention to terminate the Executive for Cause which sets forth the events that constitute Cause, and the Executive fails to cure such events to the Board’s reasonable satisfaction within fourteen (14) calendar days after receiving such notice.

(e)    TERMINATION WITHOUT CAUSE. Upon not less than thirty (30) calendar days’ prior written notice by the Company to the Executive of an involuntary termination without Cause (which, for the avoidance of doubt, will not include any termination described in Sections 4(a), 4(b) or 4(c) above).

(f)    RESIGNATION FOR GOOD REASON. Upon written notice by the Executive to the Company of a resignation for Good Reason (provided that at the time of such resignation no notice of the Board’s intention to terminate the Executive’s employment for Cause is pending under Section 4(d) above). For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within sixty (60) calendar days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below:

(i)    material diminution in the Executive’s Base Salary or Target Bonus opportunity;

(ii)    material diminution in the Executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law), or a requirement that the Executive report to a party other than the CEO; or

(iii)    material breach by the Company of any of its material obligations hereunder.

The Executive must provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within sixty (60) calendar days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) calendar days following the expiration of the Company’s sixty (60)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” will be deemed irrevocably waived by the Executive.

(g)    RESIGNATION WITHOUT GOOD REASON. Upon not less than thirty (30) calendar days’ prior written notice by the Executive to the Company of the Executive’s resignation from employment with the Company other than for Good Reason, provided that the Company may, in its sole and absolute discretion, waive all or part of the Executive’s notice period and/or instruct the Executive to not report to work during all or part of the Executive’s notice period.

5.    CONSEQUENCES OF TERMINATION.

(a)    EXPIRATION; DEATH; TERMINATION DUE TO DISABILITY; TERMINATION FOR CAUSE; RESIGNATION. In the event that the Executive’s employment and the Employment Term end in accordance with Section 4(a), 4(b), 4(c), 4(d) or 4(g), the Executive (or the Executive’s estate, as applicable) will be entitled to the following (collectively, the “Accrued Benefits”), subject to Section 10 below:

(i)    any previously earned but unpaid Base Salary through the Termination Date, paid within sixty (60) calendar days following the Termination Date, or on such earlier date as may be required by applicable law;

(ii)    any earned but unpaid annual bonus under the AIP for the immediately preceding calendar year, subject to the terms and conditions of the AIP;

(iii)    subject to Section 3(g) above, any accrued but unused vacation time, paid subject to and in accordance with Company policy;

(iv)    subject to Section 3(h) above, reimbursement for any unreimbursed eligible business expenses incurred through the Termination Date, paid subject to and in accordance with Company policy; and

(v)    any accrued vested benefits under any Company employee benefit plan, paid or provided subject to and in accordance with the terms of such plan.

(b)    TERMINATION WITHOUT CAUSE OR RESIGNATION WITH GOOD REASON. In the event that the Executive’s employment and the Employment Term end in accordance with Section 4(e) or 4(f), the Executive shall be entitled to the Accrued Benefits and, conditioned on the Executive’s (x) compliance with the “Release Condition” in Section 5(d) below and (y) continued compliance with this Agreement, including Section 6 below, the Executive may also earn and receive the following additional severance, subject to Section 10 below:

(i)    an amount equal to the Executive’s Base Salary (as in effect on the Termination Date) for nine (9) months (the “Severance Period”), which will be paid in equal periodic installments on the Company’s regular payroll dates (not less frequently than monthly) over the Severance Period beginning with the first regular Company payroll date next following the Termination Date; provided that the first installment payment of such severance will be made on the Company’s first regularly scheduled payroll date next following the sixtieth (60th) calendar day after the Termination Date and will include payment of any installment payments that were otherwise due prior thereto; and

(ii)    subject to the Executive’s (x) eligibility for and timely election of continuation coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and (y) continued copayment of coverage premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued copayment by the Company for such coverage to the same extent that the Company paid for such coverage immediately prior to the Termination Date, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), and subject to the eligibility requirements and other terms and conditions of such insurance coverage, for the duration of the Severance Period; and

(c)    REPURCHASE OF EQUITY INTERESTS UPON TERMINATION FOR CAUSE. In the event that the Executive’s employment and the Employment Term end in accordance with Section 4(d), the Company or its assignee shall have the right (but not the obligation) in its sole and absolute discretion to repurchase any or all of the Shares then held by the Executive that were acquired pursuant to the Executive’s Value Achievement Awards, if any (such to-be-repurchased Shares, the “Repurchased Shares”), in exchange for payment to the Executive of an amount in cash equal to the aggregate fair market value of the Repurchased Shares at the closing of the date of repurchase (in each case as determined by the Board in good faith), and the Executive agrees to enter into any agreements or arrangements with the Company that the Board deems to be necessary or appropriate to effectuate and facilitate such repurchase.

(d)    RELEASE CONDITION. The Executive will be eligible to receive the payments and benefits described in Section 5(b) only if the Executive executes and delivers to the Company a separation agreement including a general release of claims in a form then provided by the Company (the “General Release”), and such General Release becomes effective and irrevocable according to its terms no later than sixty (60) calendar days following the Termination Date, and only so long as the Executive has not revoked or breached any of the provisions of the General Release and does not subsequently breach any such provisions (the “Release Condition”).

(e)    EXCLUSIVE REMEDY. The payments and benefits described in this Section 5 will be in full and complete satisfaction of the Executive’s rights and entitlements under this Agreement and any other claims that Executive may have in respect of the Executive’s employment with the Company or any of its affiliates, and the termination thereof, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement. As of the date of the final payment described in this Section 5, the Company and its affiliates shall not have any further obligation to Executive under this Agreement or otherwise, except as may be required by law.

(f)    NO MITIGATION. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts will not be reduced whether or not the Executive obtains other employment.

6.    RESTRICTIVE COVENANTS. The Executive’s employment with the Company, and this Agreement, are contingent upon the concurrent execution by the Executive of an Employee Confidential Information and Non-Solicitation Agreement with the Company attached as Exhibit A hereto (the “Restrictive Covenants Agreement”) and the Executive’s continued strict compliance with all the terms and conditions of the Restrictive Covenants Agreement and with any other applicable restrictive covenants in favor of the Company or its affiliates. The terms of the Restrictive Covenants Agreement will survive termination of this Employment Agreement.

7.    D&O COVERAGE. The Company will maintain a directors’ and officers’ liability insurance policy (or policies) providing coverage for the Executive that is at least as favorable to the Executive in any respect (including as to the length of any post-employment tail coverage) as the coverage then being provided to any other officer or director of the Company. The policy must be held with a reputable company, of the standard appropriate for CEOs of public companies.

8.    NO ASSIGNMENTS. This Agreement is personal to each of the Parties hereto. Except as provided in this paragraph, no Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company and, as used in this Agreement, “Company” will mean the Company and any such successor which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

9.    NOTICE. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, on the date of transmission if delivered by electronic mail with delivery receipt, on the third Business Day after having been mailed by certified or registered mail, return receipt requested and postage prepaid, or on the first Business Day after the date sent via a nationally recognized overnight courier. “Business Day” is any day other than a Saturday, Sunday or a day on which banks in New York are required or authorized to be closed. Such notices, demands and other communications will be sent to the address indicated below:

If to the Executive:

At the Executive’s address (or to the e-mail address

or facsimile number) shown in the books

and records of the Company.

If to the Company:

Innovative Food Holdings, Inc.

Attention: Board of Directors

28411 Race Track Road

Bonita Springs, FL 34135

e-mail: Bill Bennett Bill@IVFH.com and James

Pappas jcp@jcpinv.com

With a copy (which will not constitute notice) to:

Jackson Lewis P.C.

Attention: Michael Jakowsky, Esq.

666 Third Avenue, 29th Floor

New York, NY 10017

e-mail: michael.jakowsky@jacksonlewis.com

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

10.  TAX MATTERS.

(a)    WITHHOLDING. The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes, and any other applicable withholdings and tax related requirements.

(b)    SECTION 409A.

(i)    Although the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from or, to the extent not exempt, comply with, Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and, accordingly, to the maximum extent possible, this Agreement will be interpreted and construed consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever will the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers, be liable for any tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

(ii)    To the extent that reimbursements or other in-kind benefits hereunder constitute “deferred compensation” subject to Section 409A, (x) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (y) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iii)    For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iv)    Any other provision of this Agreement to the contrary notwithstanding, in no event will any payment or benefit hereunder that constitutes “deferred compensation” subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(v)    A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “deferred compensation” subject to Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision, all references in this Agreement to the Executive’s “termination”, “termination of employment” or like terms will mean the Executive’s “separation from service” with the Company, and the date of such separation from service will be the date of termination for purposes of any such payment or benefit.

(vi)    Notwithstanding any other provision of this Agreement to the contrary, if, at the time of the Executive’s separation from service, the Executive is a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i), then the Company will defer the payment or commencement of any “deferred compensation” subject to Section 409A that is payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable).

11.    CLAWBACK. To the maximum extent permitted by applicable law, all amounts paid or provided to the Executive hereunder shall be subject to any clawback or recoupment policy that may be maintained by the Company from time to time, and the requirements of any law or regulation applicable to the Company and governing the clawback or recoupment of executive compensation, or as set forth in any final non-appealable order by any court of competent jurisdiction or arbitrator.

12.    GOVERNING LAW; MANDATORY ARBITRATION. This Agreement, the rights and obligations of the Parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. Any controversy or dispute between the Executive and the Company arising under or related to this Agreement or the Executive’s employment with the Company, with the exception of those arising under or related to injunctive relief (which may properly be the subject of civil action in a judicial forum), shall be resolved exclusively by binding, single-arbitrator arbitration, said arbitration to be conducted in New York, NY, in accordance with the Employment Rules of the American Arbitration Association. The Parties shall share the fees and costs of the arbitrator and all other costs in connection with any arbitration, and each Party shall bear its own legal fees and expenses. The Federal Arbitration Act shall apply to this paragraph.

13.    MISCELLANEOUS.

(a)    SURVIVAL. Sections 2 and 4 through 13 hereof (and, for the avoidance of doubt, the Restrictive Covenants Agreement) will survive and continue in full force and effect in accordance with their respective terms notwithstanding any expiration or termination of the Employment Term and/or this Agreement.

(b)    ENTIRE AGREEMENT; WAIVER; MODIFICATION. This Agreement, together with all exhibits hereto (including, for the avoidance of doubt, the Restrictive Covenants Agreement), the Sign-On Option Documents, and the Equity Documents, set forth the entire agreement of the Parties hereto in respect of the subject matter hereof and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing expressly referencing this Agreement and signed by the Executive and such officer or director of the Company as may be designated by the Board.

(c)    EXECUTIVE’S REPRESENTATION. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and that the Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Employee of any agreement to which Employee is a party or by which Employee may be bound.

(d)    SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

(e)   SEVERABILITY. The provisions of this Agreement will be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the Parties hereunder will be enforceable to the fullest extent permitted by applicable law.

(f)    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile, PDF, and electronic counterpart signatures to and versions of this Agreement will be acceptable and binding on the Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COMPANY By: Name: Title:

EXECUTIVE Brady Smallwood

Exhibit A

Restrictive Covenants Agreement

[To be attached]